PRESS RELEASE

SouthFirst Bancshares, Inc. Announces Selection of New Chief Executive Officer

Sylacauga, Alabama (July 7, 2005) — SouthFirst Bancshares, Inc., a federally chartered thrift holding company (AMEX: SZB) located in Sylacauga, Alabama, announced today that it had selected Sandra H. Stephens as its permanent Chief Executive Officer following a three-month search. Ms. Stephens had previously agreed to assume the role of interim CEO following the departure of former President and CEO, Joe K. McArthur, in March of 2005.

“Based on past experience, having worked closely with Ms. Stephens over the past many years and having observed her serving in the interim role of CEO over the last three months, I have complete confidence in her abilities to lead the company forward and to maximize returns for the company’s stockholders,” Allen Gray McMillan, III, Chairman of the Board, said. “Her expertise and knowledge of our company positions us well as we seek to move forward, focused on improving the company’s core earnings.”

Ms. Stephens was elected as director of the company and of First Federal of the South, FSB, its wholly-owned subsidiary (First Federal), in November 2002, and has served as Executive Vice President and Chief Operating Officer of the company and First Federal since November 2001. Prior to joining the company, Ms. Stephens served as the Chief Operating Officer, from 1997 to 2001, and Chief Financial Officer, from 1992 to 1997, of First Federal Bank, in Tuscaloosa, Alabama. Before then, Ms. Stephens held various executive positions with Federal Home Loan Mortgage Corporation, Atlanta, Georgia from 1990 until 1992, and with Pinnacle Bank, Jasper, Alabama from 1981 until 1990.

“I am very grateful to the Board of Directors for placing its trust and confidence in me to manage and lead the company,” Ms. Stephens said. “I look forward to this challenge and the opportunity to substantially improve profitability for the company.”

First Federal offers a full range of consumer, mortgage, residential construction, and commercial loans, as well as savings, checking, and other commercial products in the full service offices located in Sylacauga, Talladega, and Clanton, with mortgage and residential products offered at the lending offices of its wholly-owned subsidiary, SouthFirst Mortgage.

For additional information,

Contact:	Allen Gray McMillan, III, Chairman of the Board, or Sandra H. Stephens, Chief Executive Officer SouthFirst Bancshares Inc (256) 245-4365